Exhibit 99.1

CONSENT OF OSCAR A. KELLER, III

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person who as has agreed to become a director of North American Financial Holdings, Inc, in the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the public offering of common stock by North American Financial Holdings, Inc.

By:	/s/ Oscar A. Keller, III
Name:	Oscar A. Keller, III
Date:	October 3, 2011